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Exhibit (a)(1)(f)

Notice of Change in Election from Accept to Reject

        If you previously elected to accept Zamba Corporation's ("Zamba") Offer to Exchange, and you would like to change your election and reject the Offer, you must sign this Notice and return it to Mary Ellen Vitello before 12:00 Midnight, Central Time, on June 11, 2003, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to Mary Ellen Vitello at Zamba's corporate offices at 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416, or facsimile to (952) 832-9383. If you have questions regarding the process for returning this Notice, please contact Mary Ellen Vitello via e-mail at mvitello@ZAMBAsolutions.com or by telephone at (952) 844-3171.

To Zamba:

        I previously received a copy of the Offer to Exchange (dated May 13, 2003), the e-mail notice and a Letter of Transmittal. I signed and returned the Letter of Transmittal, in which I elected to accept Zamba's Offer to Exchange. I now wish to change that election, and reject Zamba's Offer to Exchange. I understand that by signing this Notice and delivering it to Mary Ellen Vitello, I will be able to withdraw my acceptance of the Offer, and reject the Offer instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

        I understand that in order to reject the Offer, I must sign and deliver this Notice to Mary Ellen Vitello before 12:00 Midnight, Central Time, on June 11, 2003, or if Zamba extends the deadline to exchange options, before the extended expiration of the Offer.

        By rejecting the Offer to Exchange, I understand that I will not receive any new options, and I will keep my existing options. These options will continue to be governed by the option plan under which these options were granted and the existing option agreements between Zamba and me.

        I have completed and signed the following exactly as my name appears on my original Letter of Transmittal. By executing this form, I hereby bind my successors, assigns and legal representatives.

        ☐ I DO NOT accept the Offer to exchange options.

Date:

Optionee Signature
Name:

(Please print)

ZAMBA HEREBY AGREES AND ACCEPTS THIS NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT, AND SUCH ACCEPTANCE SHALL BE BINDING ON ZAMBA'S SUCCESSORS, ASSIGNS AND LEGAL REPRESENTATIVES:

ZAMBA CORPORATION

By:	Date:

Title:

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  Exhibit (a)(1)(f)
Notice of Change in Election from Accept to Reject